Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Announces Annual Meeting Results

RACINE, WI, July 22, 2010 -- Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced that shareholders approved measures voted on at the company's annual meeting held today.  Shareholders took action as follows:

•	Elected three directors, Thomas A. Burke, Charles P. Cooley, and Gary L. Neale for terms expiring in 2013; and

•	Ratified the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

A total of 43,882,985 shares, constituting 94.86 percent of the outstanding shares entitled to vote, were represented at the meeting, which was held in The Pfister Hotel in Milwaukee, WI, and chaired by Gary L. Neale, Non-Executive Chairman of the Board.

During the meeting, Thomas A. Burke, Modine President and Chief Executive Officer, and Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer reviewed the company's fiscal 2010 performance.

About Modine - www.modine.com

With fiscal 2010 revenues of $1.2 billion, Modine Manufacturing Company specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Our products are used in light, medium and heavy-duty vehicles; agricultural, construction and industrial equipment; heating, ventilation, air conditioning and refrigeration systems; and alternative energy systems. We employ approximately 6,000 people at 30 facilities in 14 countries.  Our company’s stock trades on the New York Stock Exchange under the ticker symbol MOD.  For more information, please visit www.modine.com.

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